Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194246

PROSPECTUS

2,169,105 Shares

SELECTICA, INC.

COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 2,169,105 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” on page 4 of this prospectus and their donees, pledgees, transferees or other successors-in-interest.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SLTC.” On March 27, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.62.

The Company currently has an effective Registration Statement on Form S-3 (File No. 333-189855) relating to the resale of our shares of common stock by various selling stockholders pursuant to which, to the best of the our knowledge, an aggregate of 1,212,932 shares of our common stock remain available for resale.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 2 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2014.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Special Note Regarding Forward-Looking Information	2
Use of Proceeds	3
Description of Transactions	3
Selling Stockholders	4
Plan of Distribution	9
Legal Matters	10
Experts	10
Where You Can Find Additional Information	10
Information Incorporated by Reference	11

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page 11. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 2 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “Selectica,” “Company,” “we,” “us” and “our” refer to Selectica, Inc. and its subsidiaries.

The Company

We provide cloud-based software solutions that help companies close deals faster, with less cost, and with lower risk. Selectica Contract Lifecycle Management (“CLM”) combines a single, company-wide contract repository with a flexible workflow engine capable of supporting each organization’s unique contract management processes. Our cloud-based solution streamlines contract processes, from request, authoring, negotiation, and approval through ongoing obligations management, analysis, reporting, and renewals. CLM helps companies take control of their contract processes by converting from paper-based to electronic repositories and by unlocking multiple layers of critical business data, making it available for the evaluation of risk, the exposure of lost revenue, the evaluation of supplier performance, and other purposes. The solution helps to improve the customer buying experience for sales organizations, improve the control of risk and decrease time spent drafting, monitoring and managing contracts, and gain access to previously hidden discounts through the exposure and elimination of unfavorable agreements for procurement and sourcing organizations.

Selectica Configured Price Quote (“CPQ”) streamlines the management and dissemination of complex product information enabling companies to streamline the opportunity-to-order process for manufacturers, service providers, and financial services companies. Our CPQ solution can be seamlessly integrated with leading CRM systems, as well as ERP systems like Oracle and SAP, to ensure that the latest product, customer, and pricing data is always being used. This helps to simplify and automate the configuration, pricing, and quoting of complex products and services. By empowering customers, product management, marketing, sales leadership, sales operations, salespeople, and channel partners to generate error-free sales proposals for their unique requirements, we believe our cloud-based solution helps companies to close sales faster, accelerate revenue generation and enhance customer relationships

Selectica was incorporated in California in June 1996 and re-incorporated in Delaware in November 1999. The Company’s principal executive offices are located at 2121 South El Camino Real, 10th Floor, San Mateo, California, 94403. The Company’s telephone number is (650) 532-1500, and its website is www.selectica.com. The information on the Company’s website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders

Up to 2,169,105 shares of our common stock consisting of (i) 765,605 shares of common stock, (ii) 680,470 shares of common stock issuable upon conversion of shares of the registrant’s Series D Convertible Preferred Stock and (iii) 723,030 shares of common stock issuable upon exercise of certain warrants.

Use of proceeds

Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive the proceeds of any cash exercise of the warrants.

NASDAQ symbol	SLTC

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments or updates thereto reflected in subsequent filings with the SEC, including in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013, which are incorporated herein by reference in their entirety. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Any of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

Special Note Regarding Forward-Looking Information

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

●	our stockholders’ approval of the terms of the financing;

●	the amount of cash on hand available to us;

●	our business strategy;

●	changing interpretations of generally accepted accounting principles;

●	outcomes of government reviews, inquiries, investigations and related litigation;

●	continued compliance with government regulations;

●	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

●	statements about industry trends;

●	fluctuations in customer demands;

●	general economic conditions; and

●	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive the proceeds of any cash exercise of the warrants.

Description of Transactions

Private Placement of Common Stock, Series D Stock and Warrants

On January 24, 2014, pursuant to the terms of a Purchase Agreement (the “Purchase Agreement”) among the Company and certain institutional funds and other accredited investors (the “Investors”), the Company sold and issued 765,605 shares of its common stock and 68,047.0 shares of Series D Convertible Preferred Stock (the “Series D Stock”) to the Investors at a purchase price of (i) $6.00 per share of common stock and (ii) $60.00 per whole share of Series D Stock (or $6.00 per one-tenth (1/10) of a share of Series D Stock, which would convert into one share of common stock as described below), for an aggregate gross purchase price of approximately $8.7 million (collectively, the “Financing”).

Series D Stock

Pursuant to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock filed by the Company with the Delaware Secretary of State on January 23, 2014 (the “Certificate of Designation”), after stockholder approval, each whole share of Series D Stock will be converted automatically into ten (10) shares of common stock at an initial conversion price of $6.00 per share of common stock. The conversion price of the Series D Stock is subject to broad-based weighted-average anti-dilution adjustment in the event the Company issues securities, other than certain excepted issuances and subject to certain limitations, at a price below the then current conversion price. Additionally, the Board of Directors (the “Board”) may reduce the conversion price to any amount and for any period of time deemed appropriate by the Board.

The Series D Stock is not entitled to a liquidation preference. Beginning on April 15, 2014, the Series D Stock is entitled to 10% accruing dividends per annum. The dividends are payable quarterly in cash, beginning on June 30, 2014. Beginning on January 24, 2015, the shares of Series D Stock shall be redeemed by the Company upon the request of the holders of at least a majority of the then outstanding Series D Stock, to the extent funds are legally available for such redemption. The redemption price shall be equal to the product of (i) the number of shares or fraction of a share of Series D Stock to be redeemed from each holder multiplied by (ii) ten (10) times the conversion price then in effect, plus any accrued and unpaid dividends up to, but not including, the redemption date.

The holders of Series D Stock have the right to vote together with the holders of the Company’s common stock as a single class on any matter on which the holders of common stock are entitled to vote, except that the holders of Series D Stock are not eligible to vote their shares of Series D Stock on the proposal to be submitted to the Company’s stockholders for approval of the issuance and sale of the securities in the Financing and the conversion of the Series D Stock. Holders of Series D Stock are entitled to cast a fraction of one vote for each share of Common Stock that would be issuable to such holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is $60.00 (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date) and the denominator of which is the closing bid price per share of the Company’s common stock on the January 24, 2014, as reported by Bloomberg Financial Markets.

Additionally, pursuant to the terms of the Certificate of Designation, we are restricted from taking certain specified actions without the consent of the holders of at least 66% of the shares of Series D Stock.

Warrants

In addition to the issuance of the common stock and Series D Stock, the Company issued to each Investor a warrant to purchase common stock (the “Warrants”), initially exercisable for a number of shares of common stock equal to 50% of the number of shares of common stock and Series C Stock acquired by each such Investor. The exercise price of the Warrants is $7.00 per share. The Board may reduce the exercise price to any amount and for any period of time deemed appropriate by the Board. The Warrants have a five-year term, are not exercisable for the first six months following the date of issuance and include a cashless exercise provision which is only applicable if the common stock underlying the Warrants (the “Warrant Shares”) is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144.

In the event of any fundamental transaction of the Company, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately prior to such event. Also, we have the right to redeem the warrants, subject to certain limitations, in the event the closing bid price per share of the common stock exceeds a specified threshold price and certain other conditions are met.

Registration Rights Agreement

In connection with Financing, the Company entered into a Registration Rights Agreement, dated as of January 24, 2014, (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, we have agreed, among other things, to register the shares of our common stock issued in the Financing and the shares of common stock issuable upon the conversion of the Series D Stock and the exercise of the Warrants and to maintain the effectiveness of such registration, subject to certain exceptions, until such time as all of the securities covered thereby are either sold or otherwise disposed of or may be freely sold by the holders. In the event that we do not comply with our obligations under the Registration Rights Agreement, we would be liable for certain specified liquidated damages calculated as described in the Registration Rights Agreement. The registration statement of which this prospectus is a part is being filed to comply with the requirements of the Registration Rights Agreement.

Voting Agreements

In connection with the Financing, certain of the Company’s directors and stockholders entered into Voting Agreements (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the parties thereto have agreed to vote in favor of the Financing at a special stockholder meeting. Pursuant to the terms of the Purchase Agreement, the Company must seek stockholder approval by April 15, 2014.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 2,169,105 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “Selling Stockholders”), comprised of:

●	up to 765,605 issued and outstanding shares of common stock;

●	up to 680,470 shares of common stock issuable upon conversion of the Series D Stock; and

●	up to 723,030 shares of common stock issuable upon exercise of the Warrants.

The following table, based upon information currently known by us, sets forth as of February 3, 2014, (i) the number of shares held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each Selling Stockholder. Percentage ownership is based on 4,773,722 shares of common stock outstanding as of February 3, 2014, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after February 3, 2014, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholder named below. We do not know when or in what amounts a Selling Stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the Selling Stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the Selling Stockholders pursuant to this prospectus.

Except as described above under “Risk Factors” and “Description of Transactions - Private Placement of Common Stock, Series D Stock and Warrants,” none of the Selling Stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Covered by this Prospectus		Common Stock Owned Upon Completion of this Offering		Percentage of Common Stock Owned Upon Completion of this Offering

Special Situations Technology Fund, L.P.(2)	53,187	(3)	22,215	(4)	55,717	(5)	1.13%
Special Situations Technology Fund II, L.P.(2)	298,028	(6)	125,215	(7)	311,924	(8)	6.26%
Special Situations Private Equity Fund, L.P.(2)	129,474	(9)	54,529	(10)	135,462	(11)	2.74%
Trust A-4(12)	419,888	(13)	172,674	(14)	358,941		7.46%
Trust C(12)	116,438	(15)	47,965	(16)	99,508		2.08%
MILFAM II L.P.(12)	626,602	(17)	259,013	(18)	535,180		11.07%
Tonga Partners, L.P.(19)	47,976		135,923	(20)	0		0%
Cuttyhunk Master Portfolio(19)	24,576		69,628	(21)	0		0%
JS Capital LLC(19)	15,688		44,449	(22)	0		0%
Diker Microcap Fund LP(23)	13,236		37,500	(24)	0		0%
Unterberg Koller Capital Fund LP(23)	185,305		525,000	(25)	0		0%
Galt Asset Management, LLC	8,824		25,000	(26)	0		0%
Saturn Capital, LLC	4,411		12,499	(27)	0		0%
Aristides Fund LP	50,996		100,000	(28)	15,700		*
Alvin Fund LLC(29)	83,111	(30)	25,000	(31)	74,287		1.54%
Weber Capital Partners V, L.P.	35,296		100,000	(32)	0		0%
Stiassni Capital Partners, L.P.	212,647	(33)	49,999	(34)	195,000		4.03%
Technology Opportunity Partners, L.P.(35)	142,439	(36)	100,000	(37)	107,143		2.20%
G. Nicholas Farwell and Gail Farwell TTEE U/A 12-2-98, FBO Farwell Family Trust	35,296		100,000	(38)	0		0%
John Seabern	17,647		49,999	(39)	0		0%
Patrick Lin	17,647		49,999	(40)	0		0%
Neal Goldman	17,647		49,999	(41)	0		0%
Joseph Betti	7,297		12,499	(42)	2,886		*

* Less than one percent of the outstanding shares of Common Stock.

(1)

Excludes (i) all of the shares of common stock underlying the Series D Stock, because the conversion of the Series D Stock into shares of common stock is contingent upon stockholder approval, and (ii) all of the shares of common stock underlying the Warrants, because the Warrants are not exercisable until the six month anniversary of the issuance thereof. In addition, beneficial ownership has been determined after giving effect to certain provisions in the Certificate of Designation, the Warrants and certain other previously issued warrants to purchase Company common stock held by certain Selling Stockholders (the “Existing Warrants”), which limit the conversion of the Series D Stock and the exercisability of the Warrants and the Existing Warrants if, after giving effect to such conversion or exercise, respectively, the holder’s beneficial ownership would exceed certain specified limits.

(2)

AWM Investment Company, Inc. (“AWM”) is the investment adviser to Special Situations Technology Fund, L.P. (“SSFTech”), the Special Situations Technology Fund II, L.P. (“SSFTechII”), and the Special Situations Private Equity Fund, L.P. (“SSFPE”). Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the principal owners of AWM. Through their control of AWM, Messrs. Marxe, Greenhouse and Stettner share voting and investment control over the portfolio securities of each of the funds listed above. The business address of AWM and each of the funds listed above is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(3)

Consists of 48,984 shares of common stock and an Existing Warrant to acquire 20,571 shares of common stock held by SSFTech of which warrants to acquire 4,203 shares of common stock are exercisable within 60 days of February 12, 2014 as a result of the beneficial ownership limitations included therein.

(4)

Consists of (i) 7,841 shares of common stock held by SSFTech, (ii) 6,969 shares of common stock issuable the conversion of Series D Stock held by SSFTech and (iii) 7,405 shares of common stock issuable upon the exercise of a Warrant held by SSFTech.

(5)

Consists of 41,143 shares of common stock and an Existing Warrant to acquire 20,571 shares of common stock held by SSFTech of which warrants to acquire 14,574 shares of common stock would be exercisable within 60 days of February 12, 2014 after giving effect to this offering as a result of the beneficial ownership limitations included therein.

(6)

Consists of 274,482 shares of common stock and an Existing Warrant to acquire 115,143 shares of common stock held by SSFTechII of which warrants to acquire 23,546 shares of common stock are exercisable within 60 days of February 12, 2014 as a result of the beneficial ownership limitations included therein.

(7)

Consists of (i) 44,196 shares of common stock held by SSFTechII, (ii) 39,281 shares of common stock issuable upon the conversion of Series D Stock held by SSFTechII and (iii) 41,738 shares of common stock issuable upon the exercise of a Warrant held by SSFTechII.

(8)

Consists of 230,286 shares of common stock and an Existing Warrant to acquire 115,143 shares of common stock held by SSFTechII of which warrants to acquire 81,638 shares of common stock would be exercisable within 60 days of February 12, 2014 after giving effect to this offering as a result of the beneficial ownership limitations included therein.

(9)

Consists of 119,246 shares of common stock and an Existing Warrant to acquire 50,000 shares of common stock held by SSFPE of which warrants to acquire 10,228 shares of common stock are exercisable within 60 days of February 12, 2014 as a result of the beneficial ownership limitations included therein.

(10)

Consists of (i) 19,246 shares of common stock held by SSFPE, (ii) 17,107 shares of common stock issuable upon the conversion of Series D Stock held by SSFPE and (iii) 18,176 shares of common stock issuable upon the exercise of a Warrant held by SSFPE.

(11)

Consists of 100,000 shares of common stock and an Existing Warrant to acquire 50,000 shares of common stock held by SSFPE of which warrants to acquire 35,462 shares of common stock would be exercisable within 60 days of February 12, 2014 after giving effect to this offering as a result of the beneficial ownership limitations included therein.

(12)

Lloyd I. Miller III is the manager of Milfam LLC, which is the advisor to Trust A-4 and Trust C, and the general partner of MILFAM II L.P., and may be deemed to beneficially own the shares held by Trust A-4, Trust C and MILFAM II L.P. The address for Trust A-4, Trust C and MILFAM II L.P. is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.

(13)	Includes 378,994 shares of common stock and an Existing Warrant to acquire 40,894 shares of common stock beneficially held by Trust A-4 prior to the Financing.

(14)

Consists of (i) 60,947 shares of common stock held by Trust A-4, (ii) 54,169 shares of common stock issuable upon the conversion of Series D Stock held by Trust A-4 and (iii) 57,558 shares of common stock issuable upon the exercise of a Warrant held by Trust A-4.

(15)	Includes 105,124 shares of common stock and an Existing Warrant to acquire 11,359 shares of common stock beneficially held by Trust C prior to the Financing.

(16)

Consists of (i) 16,930 shares of common stock held by Trust C, (ii) 15,047 shares of common stock issuable upon the conversion of Series D Stock held by Trust C and (iii) 15,988 shares of common stock issuable upon the exercise of a Warrant held by Trust C.

(17)	Includes 565,260 shares of common stock and an Existing Warrant to acquire 61,342 shares of common stock beneficially held by MILFAM II L.P. prior to the Financing.

(18)

Consists of (i) 91,422 shares of common stock held by MILFAM II L.P., (ii) 81,253 shares of common stock issuable upon the conversion of Series D Stock held by MILFAM II L.P. and (iii) 86,338 shares of common stock issuable upon the exercise of a Warrant held by MILFAM II L.P.

(19)

Mr. J. Carlo Cannell has sole voting and dispositive power with respect to the shares held by Tonga Partners, L.P. (“Tonga”) as the managing member of a limited liability company that is the general partner of and investment adviser to Tonga. Mr. Cannell has sole voting and dispositive power with respect to the shares held by Cuttyhunk Master Portfolio (“Cuttyhunk”) as the managing member of a limited liability company that is the investment sub-advisor to Cuttyhunk. As of February 28, 2014, Mr. Cannell, as managing member of Cannell Capital LLC (“Cannell Capital”), has sole voting and dispositive power with respect to the shares acquired for the account of JS Capital LLC (“JS Capital”) pursuant to an agreement whereby Cannell Capital serves as a discretionary account manager over certain delineated assets, including as it relates to the shares. Mr. Cannell’s business address is 150 East Hansen Avenue, P.O. Box 3459, Jackson, WY 83001.

(20)

Consists of (i) 47,976 shares of common stock held by Tonga, (ii) 42,639 shares of common stock issuable upon conversion of the Series D Stock held by Tonga and (iii) 45,308 shares of common stock issuable upon the exercise of a Warrant held by Tonga.

(21)

Consists of (i) 24,576 shares of common stock held by Cuttyhunk, (ii) 21,843 shares of common stock issuable upon conversion of the Series D Stock held by Cuttyhunk and (iii) 23,209 shares of common stock issuable upon the exercise of a Warrant held by Cuttyhunk.

(22)

Consists of (i) 15,688 shares of common stock held by JS Capital, (ii) 13,945 shares of common stock issuable upon conversion of the Series D Stock held by JS Capital and (iii) 14,816 shares of common stock issuable upon the exercise of a Warrant held by JS Capital.

(23)

Diker GP LLC is the general partner of Diker Micro-Cap Fund LP (“DMF”), and Diker-UKC GP LLC is the general partner of Unterberg Koller Capital Fund LP (“UKC”). Diker Management LLC is the investment management company for DMF and UKC for share voting and investment control of the portfolio and the securities of each fund.

(24)

Consists of (i) 13,236 shares of common stock held by DMF, (ii) 11,764 shares of common stock issuable upon conversion of the Series D Stock held by DMF and (iii) 12,500 shares of common stock issuable upon the exercise of a Warrant held by DMF.

(25)

Consists of (i) 185,305 shares of common stock held by UKC, (ii) 164,695 shares of common stock issuable upon conversion of the Series D Stock held by UKC and (iii) 175,000 shares of common stock issuable upon the exercise of a Warrant held by UKC.

(26)

Consists of (i) 8,824 shares of common stock, (ii) 7,843 shares of common stock issuable upon conversion of the Series D Stock and (iii) 8,333 shares of common stock issuable upon the exercise of a Warrant held by Galt Asset Management, LLC.

(27)

Consists of (i) 4,411 shares of common stock, (ii) 3,922 shares of common stock issuable upon conversion of the Series D Stock and (iii) 4,166 shares of common stock issuable upon the exercise of a Warrant held by Saturn Capital, LLC.

(28)

Consists of (i) 35,296 shares of common stock, (ii) 31,371 shares of common stock issuable upon conversion of the Series D Stock and (iii) 33,333 shares of common stock issuable upon the exercise of a Warrant held by Aristides Fund LP.

(29)

MKH Management Company LLC (“MKH”) is the manager or Alvin Fund LLC. George Melas and Theodose Melas-Kyriazi, the principals of MKH, share voting and dispositive power as to all the shares and can be deemed to beneficially own the shares. The address for Alvin Fund LLC is c/o APC, 60 Madison Avenue, Suite 1215, New York, NY, 10010.

(30)	Consists of 61,682 shares of common stock and an Existing Warrant to acquire 21,429 shares of common stock beneficially held by Alvin Fund LLC.

(31)

Consists of (i) 8,824 shares of common stock, (ii) 7,843 shares of common stock issuable upon conversion of the Series D Stock and (iii) 8,333 shares of common stock issuable upon the exercise of a Warrant held by Alvin Fund LLC.

(32)

Consists of (i) 35,296 shares of common stock, (ii) 31,371 shares of common stock issuable upon conversion of the Series D Stock and (iii) 33,333 shares of common stock issuable upon the exercise of a Warrant held by Weber Capital Partners V, L.P.

(33)

Consists of 182,647 shares of common stock and an Existing Warrant to acquire 30,000 shares of common stock beneficially held by Stiassni Capital Partners, L.P. The general partner of Stiassni Capital Partners, L.P., is Stiassni Capital, LLC. Voting and investment power of securities held by Stiassni Capital Partners, L.P., is held by Stiassni Capital, LLC, which, in turn, may be deemed to beneficially own the 212,647 Shares of common stock held by Stiassni Capital Partners, L.P. Nicholas C. Stiassni is the president and managing member of Stiassni Capital, LLC, and may be deemed to beneficially own 212,647 shares of common stock held by Stiassni Capital Partners, L.P. The address for Stiassni Capital Partners, L.P. is 3400 Palos Verdes Drive West, Rancho Palos Verdes, CA, 90275.

(34)

Consists of (i) 17,647 shares of common stock, (ii) 15,686 shares of common stock issuable upon conversion of the Series D Stock and (iii) 16,666 shares of common stock issuable upon the exercise of a Warrant beneficially held by Stiassni Capital Partners, L.P. The general partner of Stiassni Capital Partners, L.P., is Stiassni Capital, LLC. Voting and investment power of securities held by Stiassni Capital Partners, L.P., is held by Stiassni Capital, LLC, which, in turn, may be deemed to beneficially own the 17,647 Shares of common stock held by Stiassni Capital Partners, L.P. Nicholas C. Stiassni is the president and managing member of Stiassni Capital, LLC, and may be deemed to beneficially own 17,647 shares of common stock held by Stiassni Capital Partners, L.P.

(35)

The general partner of Technology Opportunity Partners, L.P. (“TOP”), is Technology Opportunity Ventures, L.L.C. The managing member of Technology Opportunity Ventures, L.L.C., is SLF Partners, LLC. The managing member of SLF Partners, LLC, is Steven L. Fingerhood, who holds voting and investment power of all the shares and may be deemed to beneficially own the held by TOP insofar as he may be deemed to have the power to direct the voting or disposition of such shares. Mr. Fingerhood disclaims beneficial ownership as to such shares, except to the extent of his pecuniary interest therein. The address for Technology Opportunity Partners, L.P., is One Ferry Building, Suite 255, San Francisco, CA, 94111.

(36)	Consists of 106,725 shares of common stock and an Existing Warrant to acquire 35,714 shares of common stock beneficially held by TOP.

(37)

Consists of (i) 35,296 shares of common stock, (ii) 31,371 shares of common stock issuable upon conversion of the Series D Stock and (iii) 33,333 shares of common stock issuable upon the exercise of a Warrant held by TOP.

(38)

Consists of (i) 35,296 shares of common stock, (ii) 31,371 shares of common stock issuable upon conversion of the Series D Stock and (iii) 33,333 shares of common stock issuable upon the exercise of a Warrant held by G. Nicholas Farwell and Gail Farwell TTEE U/A 12-2-98, FBO Farwell Family Trust (the “Trust”). The Trust is a revocable trust, and, thus, Mr. G. Nicholas Farwell and Ms. Gail Farwell, as trustees of the Trust, may be deemed to beneficially own the shares held by the Trust.

(39)

Consists of (i) 17,647 shares of common stock, (ii) 15,686 shares of common stock issuable upon conversion of the Series D Stock and (iii) 16,666 shares of common stock issuable upon the exercise of a Warrant held by John Seabern.

(40)

Consists of (i) 17,647 shares of common stock, (ii) 15,686 shares of common stock issuable upon conversion of the Series D Stock and (iii) 16,666 shares of common stock issuable upon the exercise of a Warrant held by Patrick Lin.

(41)

Consists of (i) 17,647 shares of common stock, (ii) 15,686 shares of common stock issuable upon conversion of the Series D Stock and (iii) 16,666 shares of common stock issuable upon the exercise of a Warrant held by Neal Goldman.

(42)

Consists of (i) 7,297 shares of common stock, (ii) 3,922 shares of common stock issuable upon conversion of the Series D Stock and (iii) 4,166 shares of common stock issuable upon the exercise of a Warrant held by Joseph Betti. Mr. Betti has indicated that he is a broker and is affiliated with a broker-dealer and has represented that he acquired the shares offered hereby in the ordinary course of business for his own account and not the account of any client and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Joseph Betti, a Selling Stockholder under this Registration Statement on Form S-3, has indicated that he is a broker and has represented that he acquired the shares offered hereby in the ordinary course of business for his own account and not the account of any client and at the time of acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. Mr. Betti is an “underwriter” within the meaning of the Securities Act with respect to the shares he is offering for resale.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2013 have been so incorporated in reliance upon the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

●	Our Annual Report on Form 10-K for the year ended March 31, 2013 filed with the SEC on June 17, 2013.

●	Our Current Report on Form 8-K filed with the SEC on June 3, 2013.

●	Our Current Report on Form 8-K/A filed with the SEC on June 4, 2013.

●	Our Current Report on Form 8-K filed with the SEC on June 6, 2013.

●	Our Current Report on Form 8-K filed with the SEC on August 7, 2013.

●	Our Current Report on Form 8-K filed with the SEC on August 27, 2013.

●	Our Current Report on Form 8-K filed with the SEC on September 4, 2013.

●	Our Current Report on Form 8-K filed with the SEC on September 12, 2013.

●	Our Current Report on Form 8-K filed with the SEC on December 10, 2013.

●	Our Current Report on Form 8-K filed with the SEC on January 27, 2014.

●	Our Current Report on Form 8-K filed with the SEC on January 29, 2014.

●	Our Current Report on Form 8-K filed with the SEC on March 5, 2014.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 14, 2013.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 13, 2013.

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed with the SEC on February 14, 2014.

●

The description of the Company’s common stock contained in our registration statement on Form 8-A (File No. 000-29637), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
Selectica, Inc.
2121 South El Camino Real, 10th Floor
San Mateo, CA 94403
Telephone: (650) 532-1500

Selectica, Inc.

UP TO 2,169,105 SHARES OF COMMON STOCK

PROSPECTUS

March 28, 2014